Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2026 relating to the financial statements of CECO Environmental Corp. and subsidiaries (“CECO”) and the effectiveness of CECO's internal control over financial reporting, appearing in the Annual Report on Form 10-K of CECO for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 1, 2026